For Immediate Release

CONTACT: Norman F. Welsch
Chief Financial Officer
703-773-4841

INFODATA ANNOUNCES PROFITABLE THIRD QUARTER AND NINE MONTHS

Company Reports a 96% Increase in Sequential Quarterly Net Income and Its
Sixth Consecutive Quarterly Profit

Herndon, VA. – November 13, 2003– Infodata Systems Inc., (OTCBB:INFD) a leader in IT solutions for content management, today announced financial results for the three and nine-month periods ended September 30, 2003. Net income for the quarter was $94,000, or $.02 per share, up from $48,000, or $.01 per share, for the preceding quarter ended June 30, 2003, and compared to $399,000, or $.08 per share, in the same quarter last year. The net income reflects a 95.8% increase over the preceding quarter, which was primarily the result of an expansion of the Company’s solutions business and control of operating expenses. For the nine months ended September 30, 2003, net income was $316,000, or $.06 per share, compared to net income of $404,000, or $.08 per share, for the same period in 2002. The quarter marks the 6th consecutive profitable quarter for the Company.

Edwin Miller, president and chief executive officer (CEO) of Infodata, said, “We are pleased to report higher profitability on nominal revenue growth compared to the preceding quarter. Over the past year, Management has accomplished many things. We have dealt with the downward movement of revenue each quarter, while maintaining profitability; substantially replaced an eroding revenue stream; repositioned and revitalized the energy of the Company toward a growing ECM marketplace as evidenced by EMC’s acquisition of Documentum; formed an Advisory Board of industry leaders; and, recruited a strong management team. We now believe prospective revenue and income growth is achievable. Our ability to market and deliver solutions that combine our services and proprietary products together will be an important factor in gauging our success for 2004.”

“Management has maximized revenue and profitability. We continue to leverage existing and new opportunities for revenue growth by adapting high quality solutions that address changes in our dynamic marketplace. The current quarter’s earnings growth reflects our successful execution of the strategy, as we continue to strengthen our sales pipeline and long-term contract backlog. As indicated in previous press releases and conference calls, profitability for 2003 may be lower than 2002, as a result of continued re-investment by the Company for profitable growth in 2004 and beyond,” said Edwin Miller.

Revenue for the quarter was $1,981,000, which represents sequential quarterly revenue growth of 1.2% over revenue of $1,958,000 for the preceding quarter ended June 30, 2003, and a decrease of $256,000, or 11.4%, when compared to revenue of $2,237,000 for the comparable period last year. Revenue for the nine months ended September 30, 2003 was $6,205,000, compared to revenue of $7,644,000 for the prior year nine-month period. The year-over-year decrease in revenue for the three-month period was primarily the net result of a decrease in the sale of low-margin third party products, and lower services revenue from commercial and government customers as a result of hurricane Isabel, which effectively closed business in the region for days. These decreases were partially offset by an increase in services revenue from customers in the Intelligence Community, as the Company continued to replace completed commercial services projects by optimizing existing and new Intelligence contract and subcontract vehicles. The year-over-year decrease in revenue for the nine-month period was the combined result of a net decrease in Intelligence services revenue in the first half of the current year due to the prior year’s contract termination, a decrease in the sale of low margin third party products, and a decrease in commercial services revenue due to projects completed in prior periods. As the Company continues its transition away from low margin business to higher margin proprietary solutions and services, these decreases are gradually being offset by an increase in revenue from other contracts and license fees from the sale of proprietary products.

Gross profit for the quarter ended September 30, 2003 was $856,000, a decrease of $139,000, or 14.0%, when compared to $995,000 for the quarter ended September 30, 2002. Gross margin for the current quarter was 43.2%, a nominal decrease from 44.5% for the comparable quarter last year. Gross profit for the nine months ended September 30, 2003 was $3,016,000, or a gross margin of 48.6%, compared to $2,671,000, or a gross margin of 34.9%, for the nine-month period a year earlier. The current year’s improved gross margins are primarily the result of increased sales of proprietary solutions.

For the nine months ended September 30, 2003, R&D expenses increased by $223,000 to $713,000, and S,G & A expenses increased by $235,000 to $1,993,000. These increases were the result of increased spending in the first half of 2003, which reflected the Company’s previously announced emphasis on investing in the development and enhancement of proprietary solutions and sales and marketing infrastructure to position for future growth

At September 30, 2003, cash and equivalents amounted to $1,170,000, working capital was $1,789,000, and the Company did not draw on its line of credit. For the nine months ended September 30, 2003, cash and equivalents decreased by $128,000, which was primarily the combined result of purchases of property and equipment and net repayments of short-term debt. Working capital increased by $226,000, primarily the result of the net income for the nine-month period.

Third Quarter Results Conference Call

As previously announced, Infodata has scheduled an investor conference call for Thursday, November 13, 2003, at 4:30 p.m. EDT (1:30 pm PDT). Management will review financial results for the third quarter of 2003, and a question-and-answer session will follow to discuss the results and the Company’s 2003 operating plans.

Interested parties can listen by calling toll free 1.888.346.5716 in the U.S., or 1.404.260.5386 for international callers.

A replay will be available over the Internet beginning at approximately 7 p.m. EDT Thursday, November 13, 2003, through 7 p.m. EDT Wednesday, November 20, 2003. To listen to the replay, you can access it from Infodata’s homepage (http://www.infodata.com) by clicking on the link, Infodata Investor Conference Call.

About Infodata Systems Inc.

Infodata Systems Inc. provides expert content management services precisely tailored to customer needs. Our deep domain expertise allows us to unlock the features of market-leading applications, and combine them with our own content review, assembly & publishing, and security technologies to deliver high-value content environments to our clients. We design and implement content environments with solutions ideally matched to customer missions, ensuring regulatory compliance, operational integrity and continuity across the enterprise. Based just outside Washington, D.C., in Herndon, VA, Infodata has 35 years of proven ability in providing comprehensive content management solutions to the Government, Intelligence and Commercial communities. For more information, visit us on the Internet at www.infodata.com.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,
	2003	2002
Revenues	$1,981	$2,237
Cost of revenues	1,125	1,242

Gross profit	856	995
Operating expenses:
Research and development	153	132
Selling, general and administrative	610	460

	763	592

Operating income	93	403
Interest income	2	3
Interest expense	(1)	(7)

Net income before income taxes	$94	$399
Provision for income taxes	--	--

Net income	$94	$399

Basic net income per share	$0.02	$0.08

Weighted average basic shares outstanding	5,032	4,792

Diluted net income per share	$0.02	$0.08

Weighted average diluted shares outstanding	5,538	4,869

INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Revenues	$6,205	$7,644
Cost of revenues	3,189	4,973

Gross profit	3,016	2,671
Operating expenses:
Research and development	713	490
Selling, general and administrative	1,993	1,758

	2,706	2,248

Operating income	310	423
Interest income	8	12
Interest expense	(2)	(31)

Net income before income taxes	$316	$404
Provision for income taxes	--	--

Net income	$316	$404

Basic net income per share	$0.06	$0.08

Weighted average basic shares outstanding	5,019	4,791

Diluted net income per share	$0.06	$0.08

Weighted average diluted shares outstanding	5,452	4,875

INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts In Thousands)
(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$1,170	$1,298
Certificates of deposit	100	100
Accounts receivable, net of allowance of $38 in 2003 and $39 in
2002	1,873	1,806
Notes Receivable	13	0
Prepaid expenses and other current assets	90	64

Total current assets	3,246	3,268

Property and equipment, net	195	79
Other assets	3	20

Total assets	$3,444	$3,367

Liabilities and Shareholders' Equity
Current liabilities:
Line of credit	$--	$55
Accounts payable	119	91
Accrued expenses	722	806
Deferred rent	21	--
Other accrued liabilities	35	--
Deferred revenue	560	753

Total current liabilities	1,457	1,705
Commitments and contingencies	--	--
Shareholders' equity:
Common stock	149	148
Additional paid-in capital	20,252	20,243
Accumulated deficit	(18,414)	(18,729)

Total shareholders' equity	1,987	1,662

Total liabilities and shareholders' equity	$3,444	$3,367

INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$316	404
Adjustments to reconcile net income to cash provided by
(used in) operating activities:	--	--
Stock based compensation expense	6	--
Depreciation and amortization	58	106
Provision for doubtful accounts	--	4
Changes in operating assets and liabilities:
Accounts receivable	(67)	1,219
Notes receivable	(13)	--
Prepaid expenses and other current assets	(10)	310
Accounts payable	28	(1,088)
Accrued expenses	(85)	(323)
Other accrued liabilities	35	--
Deferred rent	21	--
Deferred revenue	(193)	(220)

Net cash provided by operating activities	96	412

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(173)	(11)

Net cash used in investing activities	(173)	(11)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Net repayments under short-term debt	(55)	(413)
Issuance of common stock	4	--

Net cash used in financing activities	(51)	(413)

Net decrease in cash and cash equivalents	(128)	(12)
Cash and cash equivalents at beginning of period	1,298	1,002

Cash and cash equivalents at end of period	$1,170	$990